UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 3, 2016

ZOSANO PHARMA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36570	45-4488360
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

34790 Ardentech Court

Fremont, CA 94555

(Address of principal executive offices) (Zip Code)

(510) 745-1200

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2016, our Board of Directors appointed Konstantinos Alataris, Ph.D., our Chief Executive Officer and President, as a Class I director to fill a vacancy on the Board. In connection with Dr. Alataris’s previous appointment as Chief Executive Officer and his appointment to the Board of Directors, on February 3, 2016 we entered into an Amended and Restated Employment Letter Agreement with him (the “Alataris Employment Agreement”). Dr. Alataris’s employment with the Company remains on an at-will basis. The revised terms of the Alataris Employment Agreement provide that Dr. Alataris will be paid an annual base salary of $450,000 and will be eligible for a bonus of 40% of his base salary in 2015 and a bonus for each subsequent year in an amount equal to 50% of his base salary as of the end of such year. Dr. Alataris will also be granted an incentive stock option to purchase 200,000 shares of our Common Stock.

Dr. Alataris remains eligible to receive the same severance benefits in the Alataris Employment Agreement as under his prior employment agreement, except that in the event of termination other than for cause or constructive termination, he will be entitled to receive (i) continued salary for 12 months (compared to 9 months under his prior employment agreement) and COBRA benefits for 12 months (compared to 9 months under his prior employment agreement), (ii) a bonus equal to the amount of the annual bonus awarded to him in respect of the year prior to termination, and (iii) the vesting schedule for any stock options outstanding on the date of termination will automatically accelerate so that 25% (compared to 18.75% under his prior employment agreement) of the total option shares shall immediately vest and become exercisable upon such termination. If during the one -year period following a change in control of our company, either we terminate Dr. Alataris’s employment without cause (as defined in the agreement) or Dr. Alataris resigns due to a constructive termination (as defined in the agreement), he will be entitled to receive (i) continued salary for 24 months (compared to 9 months under his prior employment agreement) and a lump sum cash amount equal to 229.56% multiplied by the total cost of the projected premiums for group medical, dental and vision insurance for a period of twenty-four (24) months covering the period from and after the date of termination (compared to COBRA benefits for 9 months under his prior employment agreement), (ii) a bonus equal to the amount of the annual bonus awarded to him in respect of the year prior to termination, and (iii) his then outstanding equity awards that were granted after the effective date of the Alataris Employment Agreement and that are subject to time based vesting will accelerate vesting in full.

The description of the Alataris Employment Agreement contained herein is qualified in its entirety by reference to the full text of the Alataris Employment Agreement, which is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

10.1	Amended and Restated Employment Letter Agreement, dated February 3, 2016, among Zosano Pharma Corporation, ZP OPCO, Inc. and Konstantinos Alataris.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOSANO PHARMA CORPORATION

Dated: February 4, 2016	By:	/s/ Winnie W. Tso
Name: Winnie W. Tso
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Amended and Restated Employment Letter Agreement, dated February 3, 2016, among Zosano Pharma Corporation, ZP OPCO, Inc. and Konstantinos Alataris.